THE BANK OF N.T. BUTTERFIELD & SON LIMITED AMENDED AND RESTATED 2020 OMNIBUS SHARE INCENTIVE PLAN Section 1. General Purpose of Plan; Definitions. The name of this plan is The Bank of N.T. Butterfield & Son Limited (the “Company”) Amended and Restated 2020 Omnibus Share Incentive Plan (the “Plan”). The Plan was approved and adopted by the Board on April 30, 2020 (the “Effective Date”) and amended and restated on February 10, 2025. The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company’s success and to provide incentives to Participants that are linked directly to increases in shareholder value and will therefore inure to the benefit of all shareholders of the Company. This Plan will replace the Company’s 2010 Omnibus Share Incentive Plan (the “2010 Plan”). No new awards will be issued under the 2010 Plan, although the 2010 Plan will remain in effect with respect to awards previously made under the 2010 Plan. For purposes of the Plan, the following terms shall be defined as set forth below: (a) “Administrator” means the Board or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 2 below. (b) “Award” means any award granted under the Plan. (c) “Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions applicable to the Award. (d) “Board” means the Board of Directors of the Company. (e) “Cause” means (a) with respect to a Participant employed pursuant to a written employment agreement which agreement includes a definition of “Cause,” “Cause” as defined in that agreement or (b) with respect to any other Participant, the occurrence of any of the following: (i) the conviction of, or plea of guilty or nolo contendere by, the Participant to any indictable only offence or other criminal offence involving fraud, dishonesty or moral turpitude; (ii) the commission of any act involving fraud, embezzlement or theft in dealings by the Participant with the Company or its affiliates; (iii) gross negligence or gross misconduct by the Participant in the course of carrying out his or her duties which causes material financial or reputational harm to the Company; provided, however, that any act or failure to act by the Participant shall not constitute Cause for the purposes of this Plan if committed, or omitted, by the Participant in good faith and in a manner the Participant reasonably believed to be in the best interests of the Company; (iv) the material breach by the Participant of the Company’s policies that have been provided to the Participant in writing; or (v) the willful failure of the Participant to substantially perform his or her duties under any agreement between the Participant and the Company that is not cured after written notice and a reasonable opportunity to cure. (f) “Change in Control” means the occurrence of any of the following: (i) a merger, amalgamation, consolidation, recapitalization, reorganization or other business combination (each, a “Business Combination”) involving the Company, other than a Business Combination which would result in the Common Shares issued and outstanding immediately prior thereto continuing to represent (either by remaining issued and outstanding or by being converted into voting securities of the surviving entity) a majority of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such Business Combination; (ii) any person, entity or “group” (within the Exhibit 4.4

-2- meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires forty percent (40%) or more of the then-issued and outstanding Common Shares; (iii) the individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (iv) the consummation of the sale (in one transaction or a series of transactions) of all or substantially all of the assets of the Company (determined on a consolidated basis); (v) the approval by the shareholders of the Company of a liquidation or dissolution of the Company; or (vi) the sale, disposition, or winding down of substantially all of the Company assets in or relating to a Material Jurisdiction or a Material Business. For purposes of this Plan, a “Material Jurisdiction” means Bermuda, the Channel Islands or the Cayman Islands and a “Material Business” means the Company’s Banking, Trust, Asset Management, Private Banking or Custody business. (g) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. (h) “Committee” means the Human Resources and Compensation Committee or any committee the Board may appoint to administer the Plan. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Board specified in the Plan shall be exercised by the Committee. (i) “Common Shares” means the ordinary voting shares, par value BD$0.01 per share (as may be amended from time to time), of the Company. (j) “Company” means The Bank of N.T. Butterfield & Son Limited, a Bermuda company (or any successor company). (k) “Eligible Recipient” means any (i) officer, director, employee or consultant of the Company or any Parent or Subsidiary, or (ii) any prospective officer, director or employee who has accepted an offer of employment or a role as director from the Company or any Parent or Subsidiary. (l) “Exercise Price” means the per Share price at which (i) a Participant holding an Award of Options may purchase Shares issuable with respect to such Award of Options or (ii) a Participant holding an Award of Share Appreciation Rights may exercise the right to receive the SAR Spread, if any. (m) “Fair Market Value” shall mean, with respect to Common Shares, the closing price reported for the Common Shares on the applicable date as reported on the Bermuda Stock Exchange or the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Administrator, unless determined as otherwise specified herein. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

-3- (n) “Option” means an option to purchase Shares granted pursuant to Section 6 of the Plan. (o) “Other Share-Based or Cash-Based Awards” has the meaning set forth in the Section 11 herein. (p) “Parent” means any company (other than the Company) in an unbroken chain of companies ending with the Company, if each of the companies in the chain (other than the Company) owns shares possessing 50% or more of the combined voting power of all classes of shares in one of the other companies in the chain. (q) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority in Section 2 of the Plan, to receive an Award. (r) “Restricted Shares” means Shares subject to certain restrictions granted pursuant to Section 7 of the Plan. (s) “Restricted Share Unit” or “RSU” means the right, granted pursuant to Section 8 of the Plan, to receive a number of Shares (or an amount in cash equal to the Fair Market Value thereof) equal to the number of RSUs that are released from the Restricted Period as of such date. (t) “SAR Spread” means the amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date a SAR or portion thereof is exercised, of the Shares subject to such SAR or such portion thereof, over (ii) the aggregate Exercise Price of such SAR or such portion thereof. (u) “Securities Act” means the Securities Act of 1933, as amended. (v) “Share Appreciation Right” or “SAR” means the right, granted pursuant to Section 9 of the Plan, to receive an amount equal to the SAR Spread, if any, as of the date such SAR or portion thereof is exercised. (w) “Shares” means Common Shares reserved for issuance under the Plan, as adjusted pursuant to Section 3 or Section 4 of the Plan, and any successor security. (x) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, if each of the companies (other than the last company) in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in the chain. Section 2. Administration. The Plan shall be administered by the Board or, at the Board’s sole discretion, by the Committee, which shall be appointed by the Board and shall serve at the direction of the Board. Pursuant to the terms of the Plan, the Board or the Committee, as the case may be, shall serve as the Administrator and shall have the power and authority to: (a) exercise all of the powers granted to it under the Plan; (b) select those Eligible Recipients who shall be Participants;

-4- (c) determine whether and the extent to which Awards are to be granted to Participants under the Plan; (d) determine when such Awards will be granted; (e) determine the number of Shares to be covered by or subject to each Award granted under the Plan; (f) determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted under the Plan, including setting forth provisions with regard to the effect of a termination of employment on such Awards and conditioning the vesting of, or the lapsing of any applicable vesting restrictions or other vesting conditions on, Awards upon the attainment of performance goals or upon continued service; (g) determine the terms and conditions, not inconsistent with the terms of the Plan, that shall govern all written instruments evidencing Awards granted under the Plan, including Award Agreements; (h) make all determinations necessary or advisable in administering the Plan; (i) correct any defect, supply any omission and reconcile any inconsistency in the Plan; (j) amend the Plan to reflect changes in applicable law; (k) amend any outstanding Award Agreement in any respect, including, without limitation, to: (i) accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised (and, in connection with such acceleration, to provide that any Shares acquired pursuant to such Award will be restricted shares, which are subject to vesting, transfer, acquisition by the Company for no consideration or repayment provisions similar to those in the Participant’s underlying Award); (ii) accelerate the time or times at which Shares are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, to provide that any Shares delivered pursuant to such Award will be restricted shares, which are subject to vesting, transfer, acquisition by the Company for no consideration or repayment provisions similar to those in the Participant’s underlying Award); (iii) waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions; or (iv) reflect a change in the Participant’s circumstances, including a change to part-time employment status or a change in position, duties or responsibilities; and (l) determine at any time whether, to what extent and under what circumstances and method or methods:

-5- (i) Awards may be: (A) settled in cash, Shares, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Participant’s Award, including the effect on any repayment provisions under the Plan or Award Agreement); (B) exercised, or (C) cancelled, forfeited, acquired by the Company for no consideration or suspended; (ii) Shares, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant thereof or of the Committee; (iii) to the extent permitted under applicable law, loans (whether or not secured by Common Shares) may be extended by the Company with respect to any Awards; (iv) Awards may be settled by the Company, any of its subsidiaries or affiliates or any of their designees; and (v) the exercise price for any Option or Share Appreciation Right may be reset. The Administrator shall have the authority, in its sole discretion, to: adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto); and otherwise supervise the administration of the Plan. All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. Section 3. Shares Reserved. (a) Subject to Section 4(a) of the Plan, the total number of Common Shares reserved and available for issuance in respect of Awards under the Plan shall be 8,000,000 (eight million) Common Shares. Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, amalgamation, combination or similar transaction) will not count against the number of Shares that may be granted under the Plan. Available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the maximum number of Shares available for grant under the Plan, subject to applicable stock exchange requirements. (b) Shares subject to an Award that is forfeited (including any Restricted Shares acquired by the Company for no consideration so that such Shares are returned to the Company), expires or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement, will be available for future grants of Awards under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Award. The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards will not be counted against the Shares available for issuance under the Plan. Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or to satisfy any tax withholding obligation with respect to an Award will again be available for Awards.

-6- Section 4. Corporate Transactions. (a) In the event of any amalgamation, merger, consolidation, combination, reorganization, recapitalization, reclassification, extraordinary cash dividend, bonus share issue dividend, share subdivision, consolidation, share split, reverse share split, reduction in share capital or other change in corporate structure, the Administrator shall make an equitable substitution or proportionate adjustment in (i) the aggregate number of Shares reserved for issuance under the Plan, and (ii) the kind, number and Exercise Price of Shares (or other cash or property) issuable with respect to outstanding Options and SARs granted under the Plan, and (iii) the kind and number of Shares subject to any other outstanding Awards granted under the Plan. (b) Unless the Administrator determines otherwise or as otherwise provided in the applicable Award Agreement, if a Participant’s employment with or service to the Company or any successor entity thereto is terminated without Cause, or the Participant, if party to a written employment agreement with the Company which agreement includes a definition for “good reason”, resigns for “good reason” (as defined in such employment agreement), on or within two (2) years after a Change in Control, (i) each Award granted to such Participant prior to such Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable, and (ii) any Common Shares deliverable pursuant to Restricted Share Units will be delivered promptly (but no later than fifteen (15) days) following such Participant’s termination of employment or service. As of the Change in Control date, any outstanding performance-based Awards shall be deemed earned in full with respect to all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original performance period. (c) Notwithstanding the foregoing, in the event of a Change in Control, a Participant’s Award will be treated, subject to Annex A, as applicable, in accordance with one of more of the following methods as determined by the Administrator in its sole discretion: (i) settle such Awards for an amount of cash or securities equal to their value, where in the case of Options and Share Appreciation Rights, the value of such awards, if any, will be equal to their in-the-money spread value (if any), as determined by the Administrator in its sole discretion; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Administrator in its sole discretion; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of employment or service within a specified period after a Change in Control) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; or (iv) provide that for a period of at least twenty (20) days prior to the Change in Control, any Options or Share Appreciation Rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or Share Appreciation Rights not exercised prior to the consummation of the Change in

-7- Control will terminate and be of no further force and effect as of the consummation of the Change in Control. In the event that the consideration paid in the Change in Control includes contingent value rights, earnout or indemnity payments or similar payments, then the Administrator will determine if Awards settled under clause (i) above are (a) valued at closing taking into account such contingent consideration (with the value determined by the Committee in its sole discretion) or (b) entitled to a share of such contingent consideration. For the avoidance of doubt, in the event of a Change in Control where all Options and Share Appreciation Rights are settled for an amount (as determined in the sole discretion of the Administrator) of cash or securities, the Administrator may, in its sole discretion, terminate any Option or Share Appreciation Right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 4 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change in Control. Section 5. Eligibility. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among the Eligible Recipients. The Administrator shall have the authority to grant Awards under the Plan to the Eligible Recipients. Section 6. Options. Options may be granted alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of each Option need not be the same with respect to each Participant. Participants who are granted Options shall enter into an Award Agreement with the Company, in such form as the Administrator shall determine, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding the exercisability of the Option. More than one Option may be granted to the same Participant and be outstanding concurrently under the Plan. Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable: (a) Option Exercise Price. The Exercise Price of Shares issuable with respect to an Option shall be determined by the Administrator in its sole discretion at or after the date of grant; provided, however, that, to the extent required to avoid the imposition of taxes under Section 409A for a specific Award, such Exercise Price shall not be less than 100% of the Fair Market Value on the date of grant. (b) Option Term. The term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. (c) Exercisability. Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after the time of grant. The Administrator may provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine, all in its sole discretion.

-8- (d) Method of Exercise. Subject to Section 6(c) and Section 13, Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Administrator specifying the number of Shares underlying the Option to be exercised by means of a net-settlement basis pursuant to which the Company shall withhold the number of Shares underlying the Option sufficient to cover the Exercise Price or by means of a cashless exercise procedure established by the Administrator. (e) Shareholder Rights. A Participant shall generally have the rights to dividends and any other rights of a shareholder with respect to the Shares under the bye-laws of the Company subject to the Option only after the Participant has given written notice of exercise. Section 7. Restricted Shares. Awards of Restricted Shares may be granted either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, awards of Restricted Shares shall be made; the number of Shares to be awarded with respect to an Award of Restricted Shares; and the Restricted Period (as defined in Section 7(b)) applicable to an Award of Restricted Shares. The provisions of Awards of Restricted Shares need not be the same with respect to each Participant. An Award of Restricted Shares shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement. (a) Restricted Shares to be issued in book entry form. Subject to Section 7(b) below, with respect to each Participant who is granted an Award of Restricted Shares, the Company shall enter such Award of Restricted Shares in book entry form, by such method as determined by the Administrator in its sole discretion. (b) Restrictions and Conditions Applicable to Restricted Shares. An Award of Restricted Shares granted pursuant to this Section 7 shall be subject to the following restrictions and conditions: (i) Subject to the provisions of the Plan and the Award Agreement governing any such Award of Restricted Shares, during such period as may be set by the Administrator commencing on the date of grant of the Award, the Participant shall not be permitted to sell, transfer, pledge, charge or assign such Restricted Shares (such period, the “Restricted Period”); provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion. (ii) Subject to this Section 7(b) and Section 16 and/or unless otherwise provided in an Award Agreement, a Participant awarded Restricted Shares under the Plan generally shall have the rights of a shareholder of the Company under the bye-laws of the Company with respect to such Restricted Shares during the Restricted Period, including the right to vote and the right to receive dividends. Section 8. Restricted Share Units. Awards of RSUs may be granted either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, awards of RSUs shall be made; the number of Shares to be awarded upon settlement of RSUs; and the RSU Restricted Period (as defined in Section 8(a)) applicable

-9- to an Award of RSUs. The provisions of Awards of RSUs need not be the same with respect to each Participant. An Award of RSUs shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement. (a) Restrictions and Conditions Applicable to RSUs. An Award of RSUs granted pursuant to this Section 8 shall be subject to the following restrictions and conditions: (i) Subject to the provisions of the Plan and the Award Agreement governing any such Award of RSUs, during such period as may be set by the Administrator commencing on the date of grant of the Award, the Participant shall not be permitted to sell, transfer, pledge or assign such RSUs (such period, the “RSU Restricted Period”); provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion. (ii) Unless otherwise provided in an Award Agreement, a Participant awarded RSUs will have no rights of a shareholder until Shares are issued to the Participant upon vesting and settlement of the Award of RSUs. (b) Settlement of Restricted Share Units. Unless the Award Agreement provides otherwise, following the lapse of any applicable RSU Restricted Period of an Award of RSUs, the Participant awarded such RSUs shall be entitled to receive (i) one Share for each RSU that has been released from the RSU Restricted Period, (ii) a cash payment equal to the aggregate Fair Market Value of such RSUs or (iii) a combination of (i) and (ii) as determined by the Administrator in its sole discretion. Section 9. Share Appreciation Rights. (a) Grant of Share Appreciation Rights. Awards of Share Appreciation Rights may be granted either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom and the time or times at which Awards of SARs shall be made. A SAR shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement. (b) Terms and Conditions Applicable to SARs. (i) A SAR shall: (x) have a term set by the Administrator; (y) be exercisable in such installments as the Administrator may determine; and (z) cover such number of Shares as the Administrator may determine. (ii) A SAR shall entitle the Participant to exercise all or a specified portion of the SAR (to the extent then exercisable pursuant to its terms) and to receive from the Company the SAR Spread with respect thereto, subject to any limitations the Administrator may impose. (c) Payment and Limitations on Exercise. (i) Payment of the amounts determined under Section 9(b) above shall be in cash, in Shares (based on the Fair Market Value as of the date

-10- the SAR is exercised), or a combination of both, as determined by the Administrator in its sole discretion. (ii) Participants awarded SARs may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a SAR, including a window-period limitation, as may be imposed in the discretion of the Administrator. Section 10. Dividend Equivalent Rights. The Administrator may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the Participant to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such Shares had been delivered pursuant to such Award. The Participant will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Administrator will determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the exercise of the Award to which they relate (subject to compliance with Section 409A), the time or times at which they will be made, and such other terms and conditions as the Administrator will deem appropriate; provided that in no event may such payments be made unless and until the Award to which they relate vests. Section 11. Other Share-Based and Cash-Based Awards. The Administrator is authorized to grant other types of equity-based, equity- related or cash-based Awards (including the grant or offer for sale of unrestricted Shares, performance share awards, performance units settled in cash and cash retainers for non- employee directors) (“Other Stock-Based or Cash-Based Awards”), as deemed by the Administrator to be consistent with the purposes of the Plan. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including, where applicable, performance goals and performance periods, if any. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Common Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action. Section 12. Repayment. If the Administrator determines that all terms and conditions of the Plan and a Participant’s Award Agreement were not satisfied, and that the failure to satisfy such terms and conditions is material, then the Participant will be obligated to pay the Company immediately upon demand therefor, (a) with respect to an Option or Share Appreciation Right, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised Option or Share Appreciation Right, as applicable, over the exercise price paid therefor, (b) with respect to Restricted Shares, an amount equal to the Fair Market Value (determined at the time such shares became vested) of such Restricted Shares and (c) with respect to Restricted Share Units, an amount equal to the Fair Market Value (determined at the time of delivery) of the Shares delivered with respect to the applicable delivery date, in each case with respect to clauses (a), (b) and (c) of this Section 12, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such Award.

-11- Section 13. Termination of Employment or Service. Except as otherwise set forth in the Participant’s Award Agreement, if a Participant’s employment with or service to the Company or to any Subsidiary or Parent terminates by reason of his or her death or for any other reason, an Award granted to such Participant may (if an Option or a SAR) thereafter be exercised to the extent such Award is vested, to the extent provided in the Award Agreement evidencing such Award, or as otherwise determined by the Administrator, but, subject to the ten (10) year term set forth in Section 6(b) herein, in no event shall the exercise period be less than ninety (90) days (or six (6) months in the event of termination by reason of death or as determined by the Administrator) following termination of employment or service. If, after termination of employment or service, the Participant does not exercise his or her Award within the time specified by the Administrator, the Award shall terminate, and the Shares issuable with respect to such Award shall revert to the Plan. Section 14. Amendment and Termination. (a) The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation that would materially impair the rights of a Participant under any Award granted or Award Agreement in effect under the Plan shall be made without such Participant’s consent. (b) The Administrator may amend the terms of any Award granted under the Plan, prospectively or retroactively, but, subject to Section 4 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent. Notwithstanding the previous sentence, the Administrator reserves the right to amend the terms of any Award or Award Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A, if applicable. Section 15. Required Consents and Legends. (a) If the Administrator at any time determines that any Consent (as defined in Section 15(b)) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action, a “Plan Action”), then, subject to Annex A, as applicable, such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Administrator. The Administrator may direct that any certificate evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Administrator may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares. (b) The term “Consent” as used in this Plan with respect to any Plan Action includes: (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States; (ii) any and all written agreements and representations by the Participant with respect to the disposition of Shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made;

-12- (iii) any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency; (iv) any and all consents by the Participant to: (1) the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Administrator deems advisable to administer the Plan, (2) the Company’s deducting amounts from the Participant’s wages, or another arrangement satisfactory to the Administrator, to reimburse the Company for advances made on the Participant’s behalf to satisfy certain withholding and other tax obligations in connection with an Award, and (3) the Company’s imposing sales and transfer procedures and restrictions and hedging restrictions on Shares delivered under the Plan; and (v) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Administrator. Section 16. Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company. Section 17. General Provisions. (a) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment with or service to the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary or Parent to terminate the employment or service of any Eligible Recipient at any time. (b) Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of the Participant for Federal income tax purposes, be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that he or she incurs in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a Federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, the Federal Insurance Contributions Act tax), (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a

-13- Participant whether or not pursuant to the Plan (including Shares otherwise deliverable), (ii) the Administrator will be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise) or (iii) the Company may enter into any other suitable arrangements to withhold, in each case in the Company’s discretion, the amounts of such taxes to be withheld based on the individual tax rates applicable to the Participant. (c) No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation. (d) The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company and any amounts the Administrator otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A, the Administrator will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A in respect of an outstanding Award. (e) Unless otherwise provided in an Award Agreement, no Award (or any rights and obligations thereunder) granted to any Participant under the Plan may be sold, exchanged, transferred, assigned, charged, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation or law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, charge, pledge, hypothecation, or other disposition in violation of the provisions of this Section 17(e) will be null and void and any Award which is hedged in any manner will immediately be forfeited or , in the case of Award of Restricted Shares, acquired by the Company for no consideration, as applicable. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns. (f) Any and all grants of Awards and deliveries of Common Shares, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Participant and upon any issuance of Common Shares pursuant to the terms hereof, such Common Shares shall be validly issued, fully paid and non- assessable. Awards under the Plan may, in the discretion of the Administrator, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Participant. Only whole Shares will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Administrator, be acquired by the Company for no consideration or be settled in cash or otherwise as the Administrator may determine. (g) Awards under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and,

-14- in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant. Section 18. Governing Law. The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed under Bermuda law. Section 19. Disputes; Choice of Forum. (a) The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably agree that the courts of Bermuda shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this Plan or any Award Agreement and waive any objection to Proceedings in the courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum. (b) Each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably appoints the General Counsel of the Company as such Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Participant of any such service of process. (c) Each Participant, as a condition to such Participant’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 20, except that a Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim or as required by applicable law). Section 20. Waiver of Claims. Each Participant of an Award recognizes and agrees that before being selected by the Committee to receive an Award, the Participant has no right to any benefits under the Plan. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, the Participant expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Administrator, the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant. Section 21. No Repricing or Reloads. Except as otherwise permitted by Section 4(a), reducing the exercise price of Options issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price) will require the approval of the Administrator. The Company will not grant any Options or Share Appreciation Rights with automatic reload features.

-15- Section 22. Severability; Entire Agreement. If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter thereof. Section 23. No Liability With Respect to Tax Qualification or Adverse Tax Treatment. Notwithstanding anything to the contrary contained herein, in no event will the Company be liable to a Participant on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A. Section 24. No Third-Party Beneficiaries. Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Participant of any Award any rights or remedies thereunder. Section 25. Successors and Assigns of the Company. The terms of the Plan will be binding upon and inure to the benefit of the Company and any successor entity, including as contemplated by Section 4. Section 26. Term of Plan. The Plan shall be effective as of the Effective Date. No Award shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the Effective Date, but Awards granted under the Plan prior to the Effective Date may extend beyond the Effective Date pursuant to the terms of the Award as provided for under the Plan and the terms of the applicable Award Agreement. Section 27. Directors. During a calendar year, no Participant who is a non-employee director of the Company may be granted Awards having an aggregate fair market value in excess of $500,000 on the date of grant. For purposes of this Section 27, notwithstanding anything else in this Plan, the fair market value of an Option or Share Appreciation Right shall be determined in accordance with the Black-Scholes or other pricing model used to determine Option values in the Company’s most recent publicly filed annual report, and the value of any other Award shall be determined based on the Fair Market Value on the grant date of the Award.

Annex A 409A (a) All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to an Award, the Plan will govern. (b) Without limiting the generality of (a) above, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A: (i) any payment due upon a Participant’s termination of employment or service will be paid only upon such Participant’s separation from service from the Company within the meaning of Section 409A; (ii) any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and in the event that such Change in Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such Award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A; (iii) any payment to be made with respect to such Award in connection with the Participant’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B) of the Code) will be delayed until six (6) months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (iv) if any payment to be made with respect to such Award would occur at a time when the tax deduction with respect to such payment would be limited or eliminated by Section 162(m) of the Code, such payment may be deferred by the Company under the circumstances described in Section 409A until the earliest date that the Company reasonably anticipates that the deduction or payment will not be limited or eliminated; (v) to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A); (vi) with respect to any required Consent described in Section 15 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted

-17- in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting; (vii) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment; (viii) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award; and (ix) for purposes of determining whether the Participant has experienced a separation from service from the Company within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.